Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

WOLVERINE TUBE, INC.

2007 NON-QUALIFIED STOCK OPTION PLAN

THIS AGREEMENT, dated as of March 29, 2007 (this “Agreement”), between Wolverine Tube, Inc. (the “Company”) and The Alpine Group, Inc. (the “Participant”).

Preliminary Statement

The Board of Directors of the Company, which administers the Wolverine Tube, Inc. 2007 Non-Qualified Stock Option Plan (as the same may be amended from time to time, the “Plan”), has authorized this grant of a non-qualified stock option (the “Option”) on March 29, 2007 (the “Grant Date”) to purchase the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth below to the Participant, as a Consultant to the Company. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan as in effect on the date hereof has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan as in effect on the date hereof and agrees to comply with the Plan, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1. Tax Matters. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Grant of Option.

(a) Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted an Option to purchase from the Company 4,399,059 shares of Common Stock (the “Option Shares”), at the prices per share (the “Option Prices”) designated with respect to the applicable portion of the Option set forth below as follows:

Portion of Option	Option Prices
40%	$1.10
30%	$1.40
30%	$2.20

(b) Notwithstanding the foregoing, in recognition of the additional efforts expended and anticipated to be expended by the Participant pursuant to the Management Agreement dated February 16, 2007 by and between the Participant and the Company (the “Management Agreement”), if on the date that is six months following the effective date of the Management Agreement, the

Company has not yet named a chief executive officer, the Participant shall automatically receive: (i) on the six month anniversary of the effective date of the Management Agreement, an option to purchase an additional amount of shares of Common Stock equal to 0.5% of the share limitation set forth in Section 4.1 of the Plan; and (ii) on the 18 month anniversary of the effective date of the Management Agreement, an option to purchase an additional amount of shares of Common Stock equal to 0.5% of the share limitation set forth in Section 4.1 of the Plan. The additional options to purchase additional shares of Common Stock that the Participant is entitled to receive under this Section 2(b) shall be referred to as the “Additional Options.” The exercise price for the Additional Options shall be equal to the Option Prices set forth in Section 2(a) above and shall be allocated on a pro-rata basis among the Additional Options in accordance with the percentages set forth in Section 2(a) above. Each Additional Option shall be granted pursuant to a separate award agreement, in a form substantially similar to this Agreement. Such agreement shall be executed and delivered as soon as practicable following the dates upon which such Additional Options are granted hereunder.

3. Vesting and Exercise.

(a) Except as set forth below, the Option shall vest and become exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become vested and exercisable as provided below, the Option thereafter may be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration or earlier termination of the Option as provided herein and in accordance with Section 6.2(d) of the Plan, including, without limitation, the filing of such written form of exercise notice, if any, as may be required by the Committee or the Company and the payment in full of the Option Price multiplied by the number of Option Shares underlying the portion of the Option exercised; provided that payment of the Option Price may be satisfied (i) by having the Company retain Option Shares that would otherwise be delivered upon exercise that are sufficient in value (valued at their Fair Market Value as of the day immediately prior to the date of exercise) to cover the payment of the Option Price or (ii) by delivery to the Company by the Participant of any previously owned shares of Common Stock. Upon expiration of the Option, the Option shall be cancelled and no longer exercisable. The following table indicates each date upon which the Participant shall be vested and entitled to exercise the Option with respect to the percentage of the Option indicated beside such date, provided that the Participant has not had a Termination of Consultancy any time prior to such date (each of the dates set forth below being herein called a “Vesting Date”):

Vesting Date	Percentage of Vested Option
First anniversary of the Grant Date	20%
Second anniversary of the Grant Date	40%
Third anniversary of the Grant Date	60%
Fourth anniversary of the Grant Date	80%
Fifth anniversary of the Grant Date	100%

In accordance with the vesting schedule set forth above, on each Vesting Date, the Option shall vest on a pro rata basis so that each tranche (based on the above vesting schedule) of the Option will vest with 40% of the tranche having a $1.10 Option Price, 30% of the tranche having a $1.40 Option Price and 30% of the tranche having a $2.20 Option Price.

(b) Notwithstanding the foregoing, if the Company fails to offer to extend the term of the Management Agreement, any unvested portion of the Option shall become immediately vested and exercisable on the expiration of the term of the Management Agreement. If the Company offers to extend the term of the Management Agreement, but the Participant declines to accept such offer, any unvested portion of the Option shall terminate and be forfeited on the expiration of the term of the Management Agreement.

(c) There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, provided that the Management Agreement has not terminated at any time prior to such Vesting Date.

(d) Notwithstanding the foregoing, the Participant may not exercise the Option unless the Option Shares are then registered under the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and the Participant may not exercise the Option if the Company determines that such exercise would not be in compliance with such laws and regulations. In addition, the Participant may not exercise the Option if the terms of the Plan do not permit the exercise of Options at such time.

4. Option Term. The term of the Option shall be 10 years after the Grant Date and the Option shall expire at 5:00 p.m. (Eastern Time) on the 10th anniversary of the Grant Date, subject to earlier termination in the event of the Participant’s Termination of Consultancy as specified in Section 5.

5. Termination. Subject to Section 4 and the terms of the Plan, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as provided in Section 7.1 of the Plan. Any portion of the Option that is not vested as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

6. Restriction on Transfer of Option. No part of the Option shall be subject to Transfer. The Option shall not be subject to levy by reason of any execution, attachment or similar process. Upon any attempt to Transfer the Option or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately and automatically become null and void.

7. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the Option unless and until the Participant has become the holder of record of the Option Shares. No adjustments shall be made to the Option, the Option Shares or the Option Price for dividends in cash or other property, distributions or other rights in respect of the Option or any Option Shares, except as otherwise may be specifically provided for in the Plan. No shares of Common Stock shall be issued unless and until payment therefor has been made or provided and any required conditions under the Plan are satisfied.

8. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements and understandings (whether written or oral) between the Company and the Participant with respect to the subject matter hereof.

9. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below:

If to the Company, to:

Wolverine Tube, Inc.

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

Facsimile:        (        )        -

Attention:        [                    ]

If to the Participant, to the address for the Participant on file with the Company;

or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

10. No Obligation to Continue Consultancy. This Agreement is not an agreement of consultancy. This Agreement does not guarantee that the Company or its Affiliates will retain as a Consultant, or continue to retain as a Consultant, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Option is outstanding, nor does it modify in any respect the Company’s or its Affiliates’ right to terminate or modify the Participant’s consultancy.

11. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12. 409A. It is intended that the Option be exempt from Section 409A of the Code.

13. Counterparts. This Agreement may be executed with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

WOLVERINE TUBE, INC.

Date:	By:
Title:

PARTICIPANT

THE ALPINE GROUP, INC.

By:	[Name]
Its:	[Title]
[Taxpayer Identification Number]